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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF OLD FLORIDA BANKSHARES, INC.

Name of Subsidiary                       Jurisdiction of Incorporation

Old Florida Bank                         Florida (state-chartered bank)

Old Florida Capital, Inc.                Florida